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                                                                    EXHIBIT 99.1

PROFFITT'S, INC. FINALIZES REVOLVING CREDIT FACILITY

BIRMINGHAM, Ala.--June 26, 1997--Proffitt's, Inc. (NASDAQ:PRFT) today announced the completion of its amended and restated Revolving Credit Facility (the ``Facility''). Under the amended terms, the Facility size has been increased to $400 million from its current level of $275 million, the maturity has been extended from October 1999 to June 2002, and the Company's spread over LIBOR has been reduced. The Facility remains a senior unsecured obligation and is available for working capital needs, acquisition financing, and general corporate purposes.

The amended and restated Facility was structured, arranged, and syndicated by NationsBanc Capital Markets, Inc. The syndication increased the number of participating financial institutions from 14 to 21.

Proffitt's, Inc. Chairman and Chief Executive Officer, R. Brad Martin, commented, ``The refinancing of the Revolving Credit Facility is consistent with the capital structure strategy we previously announced. When combined with our recently completed Senior Notes issue, it provides an appropriate asset/liability balance and ample liquidity to operate and further grow our business. We are extremely pleased with the response we have received in both the bond and senior bank markets, and we believe it is reflective of the strong financial performance and favorable prospects of our Company.''

Proffitt's, Inc. operates 175 stores in 24 states under the names of Proffitt's, McRae's, Younkers, Parisian, and Herberger's. The Company generates annualized revenues in excess of $2.3 billion.


Contact:

   Proffitt's, Inc., Birmingham
   Julia Bentley, 423/981-6243